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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 33-6505D

                                  MORLEX, INC.

             (Exact name of registrant as specified in its charter)

              999 Walt Whitman Road, 3rd Floor,  Melville, NY 11747
                                 (631) 421-3600

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $.001
            (Title of each class of securities covered by this Form)

                                      NONE

    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [x]
Rule 12g-4(a)(1)(ii)[x]
Rule 12g-4(a)(2)(i) [ ]
Rule 12g-4(a)(2)(ii)[ ]
Rule 12h-3(b)(1)(i) [x]
Rule 12h-3(b)(1)(ii)[x]
Rule 12h-3(b)(2)(i) [ ]
Rule 12h-3(b)(2)(ii)[ ]
Rule 15d-6          [ ]

Approximate number of holders of record as of the certification or notice date:
270

Pursuant to the requirements of the Securities Exchange Act of 1934, Morlex, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date March 28, 2003                By:  /s/ Steven J. Goodman
                                        ---------------------
                                        Steven J. Goodman, Secretary





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